EXHIBIT 16

     The average annual total return of each Fund for the one, five and ten-year periods ended December 31, 1996 and the period from inception to December 31, 1996 was as follows:

                                                             Period Ended 12/31/96            Inception To       Inception
                                                           1 Year    5 Years   10 Years          12/31/96            Date
---------------------------------------------------------------------------------------------------------------------------------

Wright Major Blue Chip Equities Fund                       17.63%    10.44%     12.38%            13.51%            7/22/85
   (formerly Wright Quality Core Equities Fund)
Wright Selected Blue Chip Equities Fund                    18.57%     9.77%     12.01%            12.76%            1/04/83
Wright Junior Blue Chip Equities Fund                      17.53%     8.95%      9.22%             10.22%           1/15/85
Wright International Blue Chip Equities Fund               20.73%    10.69%       --               9.15%            9/14/89

----------------------------------------------------------------------------------------------------------------------------------

Each Fund's yield is computed by dividing its net investment income per share earned during a recent 30-day period by the maximum offering price (i.e. net asset value) per share on the last day of the period and annualizing the resulting figure. Net investment income per share is equal to the Fund's dividends and interest earned during the period, with the resulting number being divided by the average daily number of shares outstanding and entitled to receive dividends during the period.

For the 30-day period ended December 31, 1996, the yield of each Fund was as follows:

                                                            30-Day Period Ended
                                                             December 31, 1996*
-------------------------------------------------------------------------------

      Wright Major Blue Chip Equities Fund                            0.91%
       (formerly Wright Quality Core Equities Fund)
      Wright Selected Blue Chip Equities Fund                         1.05%
      Wright Junior Blue Chip Equities Fund                           0.83%
      Wright International Blue Chip Equities Fund                     N/A

-------------------------------------------------------------------------------

                  *: according to the following formula:

                                          6
                  Yield  =  2 [ ( a-b + 1 ) - 1 ]
                                  ---
                                  cd
Where:
         a    =   Dividends and interest earned during the period.
         b    =   Expenses accrued for the period (after reductions).
         c    =   The average daily number of accumulation units outstanding during the period.
         d    =   The maximum offering price per accumulation unit on the last day of the period.

     NOTE: "a" has been calculated for stocks by dividing the stated dividend rate for each security held during the period by 360. "a" has been estimated for debt securities other than mortgage certificates by dividing the year-end market value times the yield to maturity by 360. "a" for mortgage securities, such as GNMA's, is the actual income earned. Neither discount nor premium have been amortized.

"b" has been estimated by dividing the actual expense amounts by 360 or the number of days the Fund was in existence.

A Fund's yield or total return may be compared to the Consumer Price Index and various domestic securities indices. A Fund's yield or total return and comparisons with these indices may be used in advertisements and in information furnished to present or prospective shareholders.

From time to time, evaluations of a Fund's performance made by independent sources may be used in advertisements and in information furnished to present or prospective shareholders. According to the rankings prepared by Lipper Analytical Services, Inc., an independent service which monitors the performance of mutual funds, the Lipper performance analysis includes the reinvestment of dividends and capital gain distributions, but does not take sales charges into consideration and is prepared without regard to tax consequences.